Exhibit 21.01

Subsidiaries of Valero Energy Partners LP
(as of February 26, 2014)

Name of Entity	State of Incorporation/Organization

VALERO MKS LOGISTICS, L.L.C.	Delaware
VALERO PARTNERS EP, LLC	Delaware
VALERO PARTNERS HOUSTON, LLC	Delaware
VALERO PARTNERS LOUISIANA, LLC	Delaware
VALERO PARTNERS LUCAS, LLC	Delaware
VALERO PARTNERS MEMPHIS, LLC	Delaware
VALERO PARTNERS NORTH TEXAS, LLC	Delaware
VALERO PARTNERS OPERATING CO. LLC	Delaware
VALERO PARTNERS PAPS, LLC	Delaware
VALERO PARTNERS SOUTH TEXAS, LLC	Delaware
VALERO PARTNERS WEST MEMPHIS, LLC	Delaware
VALERO PARTNERS WYNNEWOOD, LLC	Delaware